Exhibit 10.47

                    [Letterhead of Navigator Management Ltd.]

VIA FACSIMILE (954) 581-0555


Attn: Linda Grable, President
IMAGING DIAGNOSTIC SYSTEMS, INC.
6531 N.W. 18th Court
Plantation, FL 33313

Re: Amendment to Amended Private Equity Credit Agreement, dated as of November 30, 2000 (the "Agreement")

Dear Ms. Grable:

         This letter confirms our mutual agreement to amend the Agreement, as of November 15, 2001, solely with respect to the following provisions:

(1) The definition of Commitment Period is hereby deleted and a new definition of "COMMITMENT PERIOD" is inserted to read as follows: " COMMITMENT PERIOD" shall mean the period commencing on (a) the Effective Date or (b) such earlier date as the Company and Investor shall agree, and expiring on the earlier to occur of (i) the date on which Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of the Maximum Commitment Amount, (ii) the date this Agreement is terminated pursuant to Section 2.5, or (iii) the date occurring thirty six (36) months from the date of commencement of the Commitment Period.

(2) Section 7.2 (k) is hereby deleted and a new Section 7.2 (k) is inserted to read as follows: MINIMUM BID PRICE AND WEIGHTED AVERAGE VOLUME. The average of the Bid Prices and the Weighted Average Volume for the fifteen (15) Trading Days immediately preceding each of the Put Notice and the Closing Date, shall have equaled or exceeded $.25 and $50,000 respectively (as adjusted for stock splits, stock dividends, reverse stock splits, and similar events).

(3) The Company shall promptly prepare, file and use its best efforts to cause to become effective such amendments to any existing Registration Statement as may be necessary or appropriate to reflect the foregoing.

(4) As hereby modified and amended, the Transaction Documents remain in full force and effect.



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If the foregoing accurately sets forth out understanding, please sign below and return an executed copy.


Yours sincerely,
Charlton Avenue LLC

/s/ Arlene de Castro    Tracy Primus
Navigator Management Ltd
Director



AGREED TO AND ACCEPTED:
IMAGING DIAGNOSTIC SYSTEMS, INC.

/s/ Linda B. Grable
By: Linda B. Grable, President